Exhibit 99.1

VIVAKOR EXPANDS PHYSICAL CRUDE OIL MARKETING PLATFORM TO OVER

$700 MILLION WITH FOUR NEW RECURRING COMMERCIAL TRANSACTIONS

Four recurring transactions increase marketed volumes to 300,000 barrels per month

(3.6 million barrels annually) and are expected to generate approximately $289 million in annualized commercial activity based on current market prices.

Dallas, TX – GlobeNewswire – July 21, 2026 – Vivakor, Inc. (Nasdaq: VIVK) (“Vivakor” or the “Company”), through its wholly owned subsidiary Vivakor Supply & Trading, LLC (“VST”), today announced the execution of four recurring physical crude oil purchase and sale transactions with two commercial counterparties. The transactions commence August 1, 2026, and continue through July 31, 2027, with month-to-month renewals thereafter.

The agreements expands VST’s recurring physical crude oil marketing activities across the Cushing and Midland crude oil markets while broadening the Company’s commercial counterparty relationships.

Transaction Summary

Metric	Details
Commercial Counterparties	Two
Physical Transactions	Four
Monthly Marketed Volume	300,000 barrels
Annual Marketed Volume	3.6 million barrels
Trading Locations	Enterprise Cushing & Enterprise Midland
Contract Term	August 1, 2026 – July 31, 2027, then month-to-month
Estimated Monthly Commercial Activity*	~$24.1 million
Estimated Annualized Commercial Activity*	~$289.2 million

*	Based on current market pricing assumptions. Actual revenues will vary based on commodity prices, market differentials, delivered volumes and timing.

Following these transactions, Vivakor has announced recurring commercial programs representing approximately $709 million in annualized commercial activity and approximately 8.1 million barrels of annual marketed crude oil volumes, based on current market pricing assumptions. These recurring commercial programs complement the Company’s transportation, terminaling and storage operations.

“These agreements represent another important milestone for Vivakor Supply & Trading. They increase our recurring marketed volumes, broaden our commercial relationships and further demonstrate our ability to execute our strategy of integrating commodity marketing with our transportation, terminaling and storage assets. We believe continued execution of this strategy will create long-term value for our shareholders.”

Consistent with standard physical commodity marketing transactions, VST only recognizes a small percentage of the total contract value as gross profit, reflecting its role as an intermediary in the physical crude oil supply chain. Accordingly, the gross profit recognized by VST will represent only a portion of the estimated commercial activity described above and will vary based on market conditions, commodity pricing, transaction structure and delivered volumes.

About Vivakor, Inc.

Vivakor, Inc. is an integrated provider of sustainable energy transportation, storage, reuse, and remediation services, operating one of the largest fleets of oilfield trucking services in the continental United States. Its corporate mission is to develop, acquire, accumulate, and operate assets, properties, and technologies in the energy sector. Vivakor’s integrated facilities assets provide crude oil, storage, transportation, reuse, and remediation services under long-term contracts. Once operational, Vivakor’s interest in oilfield waste remediation facilities will facilitate the recovery, reuse, and disposal of petroleum byproducts and oilfield waste products.

For more information, please visit our website: http://vivakor.com

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. Forward-looking statements may be identified but not limited by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to, the expected transaction and ownership structure, the valuation of the transaction, the likelihood and ability of the parties to successfully and timely consummate planned acquisitions, the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Vivakor or the expected benefits of the such transaction, our ability to maintain the listing of our securities on The Nasdaq Capital Market, the parties failure to realize the anticipated benefits of pending transactions, disruption and volatility in the global currency, capital, and credit markets, changes in federal, local and foreign governmental regulation, changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, and general economic conditions.

These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor’s filings with the U.S. Securities and Exchange Commission, which factors may be incorporated herein by reference. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Vivakor and the Endeavor Entities or the date of such information in the case of information from persons other than Vivakor and the Endeavor Entities, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding the Endeavor Entities industries and markets are based on sources we believe to be reliable; however, there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Investor Contact:

P:469-480-7175

info@vivakor.com